NORTHWESTERN CORPORATION
TO
THE BANK OF NEW YORK MELLON
(formerly The Bank of New York)
AND
DIMPLE GANDHI
As Trustees under Mortgage and
Deed of Trust, dated as of
October 1, 1945, with NorthWestern Corporation
FORTY-EIGHTH SUPPLEMENTAL INDENTURE
Providing, among other things, for

First Mortgage Bonds, Collateral (2026) Series due November 26, 2027

Dated as of May 1, 2026

FORTY-EIGHTH SUPPLEMENTAL INDENTURE
THIS FORTY-EIGHTH SUPPLEMENTAL INDENTURE, dated as of May 1, 2026, between NORTHWESTERN CORPORATION, a corporation duly incorporated and existing under the laws of the State of Delaware (hereinafter called the “Company”), having its principal office at 3010 West 69th Street, Sioux Falls, South Dakota, 57108, and THE BANK OF NEW YORK MELLON (formerly The Bank of New York) (hereinafter called the “Corporate Trustee”), a corporation of the State of New York, whose principal corporate trust office is located at 240 Greenwich Street, 7E, New York, New York, 10286 (successor to MORGAN GUARANTY TRUST COMPANY OF NEW YORK (formerly Guaranty Trust Company of New York)), and DIMPLE GANDHI, whose post office address is c/o The Bank of New York Mellon, 240 Greenwich Street, 7E, New York, New York, 10286 (successor to Arthur E. Burke, Karl R. Henrich, H.H. Gould, R. Amundsen, P.J. Crowley, W.T. Cunningham, Douglas J. MacInnes, MaryBeth Lewicki, Ming Ryan, Philip L. Watson, Beata Harvin, and Mary Miselis) (said Dimple Gandhi being hereinafter sometimes called the “Co-Trustee”, and the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the “Trustees”), as Trustees under the Mortgage and Deed of Trust, dated as of October 1, 1945 (hereinafter called the “Mortgage” and, together with any indentures supplemental thereto, the “Indenture”), which Mortgage was executed and delivered by The Montana Power Company, a corporation of the State of New Jersey (hereinafter called the “Company-New Jersey”), as indirect predecessor under the Mortgage to the Company (the Company being successor under the Mortgage to NorthWestern Energy, L.L.C. (hereinafter called “NorthWestern Energy”), formerly known as The Montana Power, L.L.C., a limited liability company of the State of Montana, and NorthWestern Energy being the successor under the Mortgage to The Montana Power Company, a corporation of the State of Montana (hereinafter called the “Company-Montana”)), to Guaranty Trust Company of New York and Arthur E. Burke, as Trustees, to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this instrument (hereinafter called the “Forty-eighth Supplemental Indenture”) being supplemental thereto;
WHEREAS, by the Mortgage, the Company-New Jersey covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Indenture and to make subject to the lien of the Indenture any property thereafter acquired, made or constructed and intended to be subject to the lien thereof; and
WHEREAS, the Company-New Jersey executed and delivered to the Trustees its First Supplemental Indenture, dated as of May 1, 1954 (hereinafter called the “First Supplemental Indenture”), and its Second Supplemental Indenture, dated as of April 1, 1959 (hereinafter called the “Second Supplemental Indenture”); and
WHEREAS, the Company-New Jersey was merged into the Company-Montana on November 30, 1961, and to evidence the succession of the Company-Montana to the Company-New Jersey for purposes of the bonds and the Indenture and the assumption by the Company-Montana of the covenants and conditions of the Company-New Jersey in the bonds and in the Indenture contained and to enable the Company-Montana to have and exercise the powers and rights of the Company-New Jersey under the Indenture in accordance with the terms thereof, the Company-Montana executed and delivered to the Trustees its Third Supplemental Indenture, dated as of November 30, 1961 (hereinafter called the “Third Supplemental Indenture”); and
WHEREAS, the Company-Montana executed and delivered to the Trustees its Fourth Supplemental Indenture, dated as of April 1, 1970 (hereinafter called the “Fourth Supplemental Indenture”); its Fifth Supplemental Indenture, dated as of April 1, 1971 (hereinafter called the “Fifth Supplemental Indenture”); its Sixth Supplemental Indenture, dated as of March 1, 1974 (hereinafter called the “Sixth Supplemental Indenture”); its Seventh Supplemental Indenture, dated as of December 1, 1974 (hereinafter called the “Seventh Supplemental Indenture”); its Eighth Supplemental Indenture, dated as of July 1, 1975 (hereinafter called the “Eighth Supplemental Indenture”); its Ninth Supplemental Indenture, dated as of December 1, 1975 (hereinafter called the “Ninth Supplemental Indenture”); its Tenth Supplemental Indenture, dated as of January 1, 1979 (hereinafter called the “Tenth Supplemental Indenture”); its Eleventh Supplemental Indenture, dated as of October 1, 1983 (hereinafter called the “Eleventh Supplemental Indenture”); its Twelfth Supplemental Indenture, dated as of January 1, 1984 (hereinafter called the “Twelfth Supplemental Indenture”); its Thirteenth Supplemental Indenture, dated as of December 1, 1991 (hereinafter called the “Thirteenth Supplemental Indenture”); its Fourteenth Supplemental Indenture, dated as of January 1, 1993 (hereinafter called the “Fourteenth Supplemental Indenture”); its Fifteenth Supplemental Indenture, dated as of March 1, 1993 (hereinafter called the “Fifteenth Supplemental Indenture”); its Sixteenth Supplemental Indenture, dated as of May 1, 1993 (hereinafter called the “Sixteenth Supplemental Indenture”); its Seventeenth Supplemental Indenture, dated as of December 1, 1993 (hereinafter called the “Seventeenth Supplemental Indenture”); its Eighteenth Supplemental Indenture, dated as of August 5, 1994 (hereinafter called the “Eighteenth Supplemental Indenture”); its Nineteenth Supplemental Indenture, dated as of December 16, 1999 (hereinafter called the “Nineteenth Supplemental Indenture”); and its Twentieth Supplemental Indenture, dated as of November 1, 2001 (hereinafter called the “Twentieth Supplemental Indenture”); and
WHEREAS, the Company-Montana was merged into NorthWestern Energy (under its then name, The Montana Power, L.L.C.) on February 13, 2002; and to evidence the succession of NorthWestern Energy (under its then name, The Montana Power, L.L.C.) to the Company-Montana for purposes of the bonds and the Indenture and the assumption by NorthWestern Energy (under its then name, The Montana Power, L.L.C.) of the covenants and conditions of the Company-Montana in the bonds and in the Indenture contained and to enable NorthWestern Energy (under its then name, The Montana Power, L.L.C.) to have and exercise the powers and rights of the Company-Montana under the Indenture in accordance with the terms thereof, NorthWestern Energy (under its then name, The Montana Power, L.L.C.) executed and delivered to the Trustees its Twenty-first Supplemental Indenture, dated as of February 13, 2002 (hereinafter called the “Twenty-first Supplemental Indenture”); and
WHEREAS, NorthWestern Energy changed its name from The Montana Power, L.L.C. to NorthWestern Energy, L.L.C. on March 19, 2002; and
WHEREAS, NorthWestern Energy transferred, subject to the Lien of the Indenture, substantially all of the Mortgaged and Pledged Property as an entirety to the Company on November 20, 2002 (the “Transfer Date”), and to evidence the succession of the Company to NorthWestern Energy for purposes of the bonds and the Indenture and the assumption by the Company of the covenants and conditions of NorthWestern Energy in the bonds and in the Indenture contained and to enable the Company to have and exercise the powers and rights of NorthWestern Energy under the Indenture in accordance with the terms thereof, the Company executed and delivered to the Trustees its Twenty-second Supplemental Indenture, dated as of November 15, 2002 (hereinafter called the “Twenty-second Supplemental Indenture”); and
WHEREAS, the Company executed and delivered to the Trustees its Twenty-third Supplemental Indenture, dated as of February 1, 2003 (hereinafter called the “Twenty-third Supplemental Indenture”); its Twenty-fourth Supplemental Indenture, dated as of November 1, 2004 (hereinafter called the “Twenty-fourth Supplemental Indenture”); its Twenty-fifth Supplemental Indenture, dated as of April 1, 2006 (hereinafter called the “Twenty-fifth Supplemental Indenture”); its Twenty-sixth Supplemental Indenture, dated as of September 1, 2006 (hereinafter called the “Twenty-sixth Supplemental Indenture”); its Twenty-seventh Supplemental Indenture, dated as of March 1, 2009 (hereinafter called the “Twenty-seventh Supplemental Indenture”); its Twenty-eighth Supplemental Indenture, dated as of October 1, 2009 (hereinafter called the “Twenty-eighth Supplemental Indenture”); its Twenty-ninth

Supplemental Indenture, dated as of May 1, 2010 (hereinafter called the “Twenty-ninth Supplemental Indenture”); its Thirtieth Supplemental Indenture, dated as of August 1, 2012 (hereinafter called the “Thirtieth Supplemental Indenture”); its Thirty-first Supplemental Indenture, dated as of December 1, 2013 (hereinafter called the “Thirty-first Supplemental Indenture”); its Thirty-second Supplemental Indenture, dated as of November 1, 2014 (hereinafter called the “Thirty-second Supplemental Indenture”); its Thirty-third Supplemental Indenture, dated as of November 1, 2014 (hereinafter called the “Thirty-third Supplemental Indenture”); its Thirty-fourth Supplemental Indenture, dated as of January 1, 2015 (hereinafter called the “Thirty-fourth Supplemental Indenture”); its Thirty-fifth Supplemental Indenture, dated as of June 1, 2015 (hereinafter called the “Thirty-fifth Supplemental Indenture”); its Thirty-sixth Supplemental Indenture, dated as of August 1, 2016 (hereinafter called the “Thirty-sixth Supplemental Indenture”); its Thirty-seventh Supplemental Indenture, dated as of November 1, 2017 (hereinafter called the “Thirty-seventh Supplemental Indenture”); its Thirty-eighth Supplemental Indenture, dated as of June 1, 2019 (hereinafter called the “Thirty-eighth Supplemental Indenture”); its Thirty-ninth Supplemental Indenture, dated as of September 1, 2019 (hereinafter called the “Thirty-ninth Supplemental Indenture”); its Fortieth Supplemental Indenture, dated as of April 1, 2020 (hereinafter called the “Fortieth Indenture”); its Forty-first Supplemental Indenture, dated as of March 1, 2021 (hereinafter called the “Forty-first Supplemental Indenture”); its Forty-second Supplemental Indenture, dated as of March 1, 2023 (hereinafter called the “Forty-second Supplemental Indenture”); its Forty-third Supplemental Indenture, dated as of May 1, 2023 (hereinafter called the “Forty-third Supplemental Indenture”); its Forty-fourth Supplemental Indenture, dated as of June 1, 2023 (hereinafter called the “Forty-fourth Supplemental Indenture”); its Forty-fifth Supplemental Indenture, dated as of March 1, 2024 (hereinafter called the “Forty-fifth Supplemental Indenture”); its Forty-sixth Supplemental Indenture, dated as of March 1, 2025 (hereinafter called the “Forty-sixth Supplemental Indenture”); its Forty-seventh Supplemental Indenture, dated as of November 1, 2025 (hereinafter called the “Forty-seventh Supplemental Indenture”); and
WHEREAS, the Mortgage and the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-first, Twenty-second, Twenty-third, Twenty-fourth, Twenty-fifth, Twenty-sixth, Twenty-seventh, Twenty-eighth, Twenty-ninth, Thirtieth, Thirty-first, Thirty-second, Thirty-third, Thirty-fourth, Thirty-fifth, Thirty-sixth, Thirty-seventh, Thirty-eighth, Thirty-ninth, Fortieth, Forty-first, Forty-second, Forty-third, Forty-fourth, Forty-fifth, Forty-sixth, and Forty-seventh Supplemental Indentures were recorded in the official records of various counties and states as required by the Indenture; and
WHEREAS, the Company expects to record this Forty-eighth Supplemental Indenture in the official records of various counties and states as required by the Indenture; and
WHEREAS, an instrument dated March 15, 1955 was executed by the Company-New Jersey appointing Karl R. Henrich as Co-Trustee in succession to said Arthur E. Burke, resigned, under the Mortgage and by Karl R. Henrich accepting the appointment as Co-Trustee under the Mortgage in succession to said Arthur E. Burke, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and

WHEREAS, an instrument dated June 29, 1962 was executed by the Company-Montana appointing H.H. Gould as Co-Trustee in succession to said Karl R. Henrich, resigned, under the Mortgage and by H.H. Gould accepting the appointment as Co-Trustee under the Mortgage in succession to said Karl R. Henrich, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and
WHEREAS, an instrument dated June 22, 1973 was executed by the Company-Montana appointing R. Amundsen as Co-Trustee in succession to said H.H. Gould, resigned, under the Mortgage and by R. Amundsen accepting the appointment as Co-Trustee under the Mortgage in succession to said H.H. Gould, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and
WHEREAS, an instrument dated July 1, 1986 was executed by the Company-Montana appointing P.J. Crowley as Co-Trustee in succession to said R. Amundsen, resigned, under the Mortgage and by P.J. Crowley accepting the appointment as Co-Trustee under the Mortgage in succession to said R. Amundsen, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and
WHEREAS, by the Eighteenth Supplemental Indenture, the Company-Montana appointed (i) W.T. Cunningham as Co-Trustee in succession to said P.J. Crowley, resigned, under the Mortgage and W.T. Cunningham accepted the appointment as Co-Trustee under the Mortgage in succession to said P.J. Crowley, and (ii) The Bank of New York Mellon as Corporate Trustee in succession to Morgan Guaranty Trust Company of New York, resigned, under the Mortgage and The Bank of New York Mellon accepted the appointment as Corporate Trustee under the Mortgage in succession to said Morgan Guaranty Trust Company of New York, which supplemental indenture was recorded in various counties in the states of Montana, Idaho and Wyoming; and
WHEREAS, an instrument dated March 29, 1999 was executed by the Company-Montana appointing Douglas J. MacInnes as Co-Trustee in succession to said W.T. Cunningham, resigned, under the Mortgage and by Douglas J. MacInnes accepting the appointment as Co-Trustee under the Mortgage in succession to said W.T. Cunningham, which instrument was recorded in various counties in the states of Montana, Idaho and Wyoming; and
WHEREAS, by the Twenty-third Supplemental Indenture, the Company appointed MaryBeth Lewicki as Co-Trustee in succession to said Douglas J. MacInnes, removed, under the Mortgage and MaryBeth Lewicki accepted the appointment as Co-Trustee under the Mortgage in succession to said Douglas J. MacInnes; and
WHEREAS, by the Twenty-fifth Supplemental Indenture, the Company appointed Ming Ryan as Co-Trustee in succession to said MaryBeth Lewicki, removed, under the Mortgage and Ming Ryan accepted the appointment as Co-Trustee under the Mortgage in succession to said Mary Beth Lewicki; and
WHEREAS, by the Thirtieth Supplemental Indenture, the Company appointed Philip L. Watson as Co-Trustee in succession to said Ming Ryan, removed, under the Mortgage and

Philip L. Watson accepted the appointment as Co-Trustee under the Mortgage in succession to said Ming Ryan; and
WHEREAS, by the Thirty-fifth Supplemental Indenture, the Company appointed Beata Harvin as Co-Trustee in succession to said Philip L. Watson, removed, under the Mortgage and Beata Harvin accepted the appointment as Co-Trustee under the Mortgage in succession to said Philip L. Watson; and
WHEREAS, by the Forty-second Supplemental Indenture, the Company appointed Mary Miselis as Co-Trustee in succession to said Beata Harvin, removed, under the Mortgage and Mary Miselis accepted the appointment as Co-Trustee under the Mortgage in succession to said Beata Harvin; and
WHEREAS, by the Forty-fifth Supplemental Indenture, the Company appointed Dimple Gandhi as Co-Trustee in succession to said Mary Miselis, removed, under the Mortgage and Dimple Gandhi accepted the appointment as Co-Trustee under the Mortgage in succession to said Mary Miselis; and
WHEREAS, the Company-New Jersey, the Company-Montana or the Company has heretofore issued, in accordance with the provisions of the Mortgage, the following series of First Mortgage Bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
2-7/8% Series due 1975	$40,000,000	NONE
3-1/8% Series due 1984	6,000,000	NONE
4-1/2% Series due 1989	15,000,000	NONE
8-1/4% Series due 1974	30,000,000	NONE
7-1/2% Series due 2001	25,000,000	NONE
8-5/8% Series due 2004	60,000,000	NONE
8-3/4% Series due 1981	30,000,000	NONE
9.60% Series due 2005	35,000,000	NONE
9.70% Series due 2005	65,000,000	NONE
9-7/8% Series due 2009	50,000,000	NONE
11-3/4% Series due 1993	75,000,000	NONE
10/10-1/8% Series due 2004/2014	80,000,000	NONE
8-1/8% Series due 2014	41,200,000	NONE
7.70% Series due 1999	55,000,000	NONE
8-1/4% Series due 2007	55,000,000	NONE
8.95% Series 2022	50,000,000	NONE
Secured Medium-Term Notes	68,000,000	NONE
7% Series due 2005	50,000,000	NONE

6-1/8% Series due 2023	90,205,000	NONE
5.90% Series due 2023	80,000,000	NONE
0% Series due 1999	210,321,007	NONE
7.30% Series due 2006	150,000,000	NONE
Collateral (2002) Series due 2006	280,000,000	NONE
Collateral (2004) Series A due 2009	90,000,000	NONE
Collateral (2004) Series B due 2011......................	72,000,000	NONE
Collateral (2004) Series C due 2014 .....................	161,000,000	NONE
4.65% Series due 2023 (Twenty-seventh) .............	170,205,000	NONE
6.04% Series due 2016 (Twenty-eighth) ...............	150,000,000	NONE
6.34% Series due 2019 (Twenty-ninth) …………..	250,000,000	NONE
5.71% Series due 2039 (Thirtieth) ….. …..…..…..	55,000,000	55,000,000
5.01% Series due 2025 (Thirty-first) … ….. ……..	161,000,000	NONE
4.15% Series due 2042 (Thirty-second) …...……	60,000,000	60,000,000
4.30% Series due 2052 (Thirty-third) ……...……	40,000,000	40,000,000
3.99% Series due 2028 (Thirty-fourth) ……...……	35,000,000	35,000,000
4.85% Series due 2043 (Thirty-fifth) ……………	15,000,000	15,000,000
4.176% Series due 2044 (Thirty-sixth)……………	450,000,000	450,000,000
3.11% Series due 2025 (Thirty-seventh) …. ….….	75,000,000	NONE
4.11% Series due 2045 (Thirty-eighth) …...…...….	125,000,000	125,000,000
2.00% Series due 2023 (Thirty-ninth) ….….….…. 4.03% Series due 2047 (Fortieth)… …………… 3.98% Series due 2049 (Forty-first) ……. …….…	144,660,000 250,000,000 50,000,000	NONE 250,000,000 50,000,000
3.98% Series due 2049 (Forty-second) ………….	100,000,000	100,000,000
3.21% Series due May 15, 2030 (Forty-third) ….	100,000,000	100,000,000
1.00% Series due March 26, 2024 (Forty-fourth).	100,000,000	NONE
5.57% Series due March 30, 2033 (Forty-fifth)….	239,000,000	239,000,000
3.875% Series due July 1, 2028 (Forty-sixth)…….	144,660,000	144,660,000
5.56% Series due March 28, 2031 (Forty-seventh).	175,000,000	175,000,000
5.073% Series due March 21, 2030 (Forty-eighth)..	$500,000,000	500,000,000
which bonds are also hereinafter sometimes called “Bonds of the First through Forty-eighth Series”, respectively; and
WHEREAS, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Indenture as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Indenture; and

WHEREAS, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Indenture, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder; or the Company may cure any ambiguity contained therein or in any supplemental indenture or correct or supplement any provision therein or in any supplemental indenture which may be defective or inconsistent with any other provision therein or in any supplemental indenture; or the Company may make other changes to the provisions thereof or of any supplemental indenture or add new provisions thereto or to any supplemental indenture or eliminate provisions therefrom or from any supplemental indenture, provided that the same does not adversely affect the interests of the holders of any of the bonds then Outstanding in any material respect; or the Company may (in lieu of establishment by Resolution as provided in Section 8 of the Mortgage) establish the terms and provisions of any series of bonds other than the First Series; each by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Indenture shall be situated; and
WHEREAS, the Company now desires to create a new series of bonds (Bonds of the Forty-ninth Series (as defined below)) and (pursuant to the provisions of Section 120 of the Mortgage) to add to its covenants and agreements contained in the Mortgage certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Indenture; and
WHEREAS, the execution and delivery by the Company of this Forty-eighth Supplemental Indenture, and the terms of the Bonds of the Forty-ninth Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
That the Company, in consideration of the premises and of $1.00 to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Indenture, according to their tenor and effect and the performance of all the provisions of the Indenture (including any modification made as in the Mortgage provided) and of said bonds, and to confirm the lien of the Mortgage, as heretofore supplemented, on certain after-acquired property, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage, as heretofore supplemented) unto Dimple Gandhi, Co-Trustee, and (to the extent of its legal capacity to hold the same for the purposes hereof) to The Bank of New York Mellon, the Corporate Trustee, as Trustees under the Indenture, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all property, real, personal and mixed, of the kind or nature specifically mentioned in the Mortgage, as heretofore supplemented, or of any other kind or nature (whether or not located in the State of Montana), acquired by the Company after the date of the execution and delivery of the Mortgage, as heretofore supplemented (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned or, subject to the provisions of subsection (I) of Section 87 of the Mortgage, as heretofore supplemented, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing, or of any general description contained in the Indenture) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all powerhouses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof, all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all franchises, consents or permits, all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.

TOGETHER with all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.
IT IS HEREBY AGREED by the Company that, subject to the provisions of subsection (I) of Section 87 of the Mortgage, as heretofore supplemented, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage, as heretofore supplemented, expressly excepted, shall be and are as fully granted and conveyed hereby and as fully embraced within the lien hereof and the lien of the Mortgage, as heretofore supplemented, as if such property, rights and franchises were now owned by the Company and were specifically described herein and conveyed hereby.
PROVIDED that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of the Mortgage, as supplemented, viz:  (1) cash, shares of stock, bonds, notes and other obligations and other securities not specifically pledged, paid, deposited, delivered or held under the Mortgage, as supplemented, or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business; fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; all aircraft, tractors, rolling stock, trolley coaches, buses, motor coaches, automobiles, motor trucks, and other vehicles and materials and supplies held for the purpose of repairing or replacing (in whole or part) any of the same; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage, as supplemented, or covenanted so to be; the Company’s contractual rights or other interest in or with respect to tires not owned by the Company; (4) the last day of the term of any lease or leasehold which may be or become subject to the lien of the Mortgage, as supplemented; (5) electric energy, gas, steam, water, ice, and other materials or products generated, manufactured, produced, purchased or acquired by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties and all Gas and Oil Production Property, as defined in Section 4 of the Mortgage, as supplemented; (6) the Company’s franchise to be a corporation; and (7) any property heretofore released pursuant to any provisions of the Indenture and not heretofore disposed of by the Company-New Jersey, the Company-Montana, NorthWestern Energy or the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage, as supplemented, in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.
TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto the Co-Trustee and (to the extent of its legal capacity to hold the same for the purposes hereto) unto the Corporate Trustee, as Trustees, and their successors and assigns forever.
IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this Forty-eighth Supplemental Indenture being supplemental thereto.
AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors as Trustees of said property in the same manner and with the same effect as if the said property had been owned by the Company-New Jersey at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to the Trustees, by the Mortgage as a part of the property therein stated to be conveyed.
SUBJECT NEVERTHELESS, to the limitation permitted by subsection (I) of Section 87 of the Mortgage, as supplemented, namely, that notwithstanding the foregoing, the Mortgage, as supplemented, shall not become or be or be required to become or be a lien upon any of the properties or franchises owned by the Company on the Transfer Date or thereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) except (a) those acquired by it from NorthWestern Energy, and improvements, extensions and additions thereto and renewals and replacements thereof, (b) the property made and used by the Company as the basis under any of the provisions of the Indenture for the authentication and delivery of additional bonds or the withdrawal of cash or the release of property or a credit under Section 39 or Section 40 of the Indenture, and (c) such franchises, repairs and additional property as may be acquired, made or constructed by the Company (1) to maintain, renew and preserve the franchises covered by the Indenture, or (2) to maintain the property mortgaged and intended to be mortgaged under the Indenture as an operating system or systems in good repair, working order and condition, or (3) in rebuilding or renewal of property, subject to the Lien under the Indenture, damaged or destroyed, or (4) in replacement of or substitution for machinery, apparatus, equipment, frames, towers, poles, wire, pipe, tools, implements and furniture, subject to the Lien thereunder, which shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operation of the property mortgaged and intended to be mortgaged thereunder; provided, however, that said limitation permitted by subsection (I) of Section 87 of the Mortgage, as supplemented, shall not apply to the Colstrip Property (as defined in the Twenty-ninth Supplemental Indenture), which pursuant to the Twenty-ninth Supplemental Indenture was expressly made subject to the Lien of the Mortgage, as supplemented, and constitutes Mortgaged and Pledged Property.
The Company further covenants and agrees to and with the Trustees and their successors in said trust under the Indenture, as follows:
ARTICLE I
Forty-ninth Series of Bonds
    Section 1.01.    General Terms of Bonds to be Issued.
    (a)    There is hereby created a series of bonds designated “Collateral (2026) Series due November 26, 2027” (herein sometimes referred to as the “Forty-ninth Series”; and the bonds of such Forty-ninth Series are sometimes hereinafter referred to as the “Bonds of the

Forty-ninth Series” or, the “Bonds”), each of which shall bear the descriptive title “First Mortgage Bond.”

Bonds of the Forty-ninth Series shall be issued to Bank of America, N.A., as administrative agent (together with its successors in such capacity, the “Administrative Agent”) under the Credit Agreement, dated as of May 27, 2026 (as amended or otherwise modified, or as waived, or as replaced in each case, from time to time in accordance with its terms, the “Credit Agreement”), between the Company, BofA Securities, Inc., BMO Bank N.A., KeyBank National Association, and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, the several lenders from time to time parties thereto (the “Lenders”), and the Administrative Agent, to secure the obligations of the Company to pay when due the Obligations under the Credit Agreement. As used herein, “Obligations” means the obligations of the Company to pay the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Term Loan (as defined in the Credit Agreement) and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loan and all other obligations and liabilities of the Company to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Company pursuant to the Credit Agreement).

Bonds of the Forty-ninth Series shall mature on November 26, 2027 (the “Term Loan Maturity Date”), with the unpaid principal of the Bonds of the Forty-ninth Series to be payable on the Term Loan Maturity Date; they shall be issued as fully registered bonds in denominations of $1,000 and in integral multiples thereof; the unpaid principal amount of the Bonds of the Forty-ninth Series shall bear interest at one or more variable interest rates per annum which rate or rates for each day shall be equal to the rate or rates per annum borne by the Term Loan in accordance with the Credit Agreement for such day (calculated in the manner provided in the Credit Agreement for the calculation of interest on the Term Loan), payable on each day on which interest is payable on the Term Loan in accordance with the Credit Agreement (and in an amount equal to the amount of interest that is payable on the Term Loan on such day in accordance with the Credit Agreement) to the Administrative Agent, as the registered owner, without regard to, or necessity for, any record date; unless otherwise deemed satisfied in accordance with the Credit Agreement, the principal of and interest on each Bond of the Forty-ninth Series to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, or if such office or agency is the Corporate Trust Office of the Trustee, any such office as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. The Bonds of the Forty-ninth Series shall be dated as in Section 10 of the Mortgage provided.

    The Bonds of the Forty-ninth Series shall be issued substantially in the form of Exhibit A hereto, and have the terms set forth therein.
At the option of the Holder, any Bonds of the Forty-ninth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, or if such office or agency is the Corporate Trust Office of the Trustee, any such office as designated by the Trustee, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.
Bonds of the Forty-ninth Series shall not be transferable except to any successor Administrative Agent under the Credit Agreement. As a condition precedent to any transfer of the Bonds of the Forty-ninth Series by the Administrative Agent, the Administrative Agent shall submit to the Company, the Corporate Trustee and, if applicable, any bond registrar or transfer agent for the Bonds of the Forty-ninth Series (in addition to all other documents and instruments required to be submitted pursuant to the Mortgage) a certificate of the Administrative Agent, signed by a person purporting to be its duly authorized officer, certifying that the transferee in such transfer is a successor Administrative Agent under the Credit Agreement (and the Corporate Trustee may conclusively presume the statements in any such certificate of the Administrative Agent to be correct and shall be fully protected in relying thereon).

    Upon any exchange or transfer of Bonds of the Forty-ninth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of Bonds of the Forty-ninth Series.
The Company has appointed The Bank of New York Mellon as its agent to receive Bonds of the Forty-ninth Series presented or surrendered for payment, as necessary pursuant to the terms of this Forty-eighth Supplemental Indenture, or registration of transfer or exchange and to receive notices and demands to or upon the Company in respect of the Bonds of the Forty-ninth Series and the Indenture; and the corporate trust office of The Bank of New York Mellon in the Borough of Manhattan, The City of New York shall be the office or agency of the Company in the Borough of Manhattan, The City of New York at which such presentations, surrenders, notices and demands, as necessary pursuant to the terms of this Forty-eighth Supplemental Indenture, may be made or served, provided that, for administrative purposes, the Trustee may designate an alternative office located outside the Borough of Manhattan, the City of New York for such presentations or surrenders.

    (b)    Upon the delivery of this Forty-eighth Supplemental Indenture, Bonds of the Forty-ninth Series in the aggregate principal amount of $225,000,000 may be authenticated and delivered in whole at any time or in part from time to time pursuant to Article V and/or Article VI of the Mortgage, forthwith and will be Outstanding in addition to $55,000,000 aggregate principal amount of Bonds of the Thirtieth Series Outstanding, $161,000,000 aggregate principal amount of Bonds of the Thirty-first Series Outstanding, $60,000,000 aggregate principal amount of Bonds of the Thirty-second Series Outstanding, $40,000,000 aggregate principal amount of

Bonds of the Thirty-third Series Outstanding, $35,000,000 aggregate principal amount of Bonds of the Thirty-fourth Series Outstanding, $15,000,000 aggregate principal amount of Bonds of the Thirty-fifth Series Outstanding, $450,000,000 aggregate principal amount of Bonds of the Thirty-sixth Series Outstanding, $75,000,000 aggregate principal amount of Bonds of the Thirty-seventh Series Outstanding, $125,000,000 aggregate principal amount of Bonds of the Thirty-eighth Series Outstanding, $250,000,000 aggregate principal amount of Bonds of the Fortieth Series Outstanding, $50,000,000 aggregate principal amount of Bonds of the Forty-first Series Outstanding, $100,000,000 aggregate principal amount of Bonds of the Forty-second Series Outstanding, $100,000,000 aggregate principal amount of Bonds of the Forty-third Series Outstanding, $239,000,000 aggregate principal amount of Bonds of the Forty-fifth Series Outstanding, $144,660,000 aggregate principal amount of Bonds of the Forty-sixth Series Outstanding, $175,000,000 aggregate principal amount of Bonds of the Forty-seventh Series Outstanding, and $500,000,000 aggregate principal amount of Bonds of the Forty-eighth Series Outstanding, at the date of delivery of this Forty-eighth Supplemental Indenture.
    Section 1.02.    Redemption.
    (a)    Bonds of the Forty-ninth Series shall be subject to redemption as follows (but shall not otherwise be or become subject to redemption, whether at the option of the holders thereof or the Company or pursuant to any other requirements or provisions of the Indenture): (A) on each day on which the Term Loan is prepaid in accordance with the Credit Agreement, Bonds of the Forty-ninth Series shall be deemed to have been redeemed in an aggregate principal amount equal to the aggregate principal amount of the Term Loan that is so prepaid on such day (a “Term Loan Prepayment Redemption”); and (B) on each day on which the Term Loan is accelerated in accordance with the Credit Agreement (an “Acceleration Redemption Date”), the entire aggregate principal amount of the Bonds of the Forty-ninth Series shall be subject to mandatory redemption by the Company (an “Acceleration Redemption”); in each case, without any necessity for notice or call by the Company or by the Corporate Trustee (such notice and call being waived by the registered owners of the Bonds of the Forty-ninth Series by the acceptance of the Bonds of the Forty-ninth Series and in connection with each Redemption Demand hereinafter described); provided, however, that in the event of a rescission or annulment of an acceleration of the Term Loan pursuant to the Credit Agreement or otherwise, the related Acceleration Redemption shall be deemed to be rescinded or annulled (without prejudice to the occurrence of another Acceleration Redemption upon and by reason of a subsequent acceleration of the Term Loan in accordance with the Credit Agreement). Acceleration Redemption of Bonds of the Forty-ninth Series on an Acceleration Redemption Date shall be at a redemption price equal to the principal amount of the Bonds of the Forty-ninth Series (without premium), together with interest accrued on said principal to and including such Acceleration Redemption Date (collectively, an “Acceleration Redemption Amount”); and such Acceleration Redemption Amount shall be due and payable on the Bonds of the Forty-ninth Series on such Acceleration Redemption Date. In the event of any failure by the Company to pay when due the Acceleration Redemption Amount with respect to an Acceleration Redemption of Bonds of the Forty-ninth Series, interest shall accrue on such unpaid Acceleration Redemption Amount at the rates of interest that accrue on the unpaid principal of and interest on the Term Loan in accordance with the Credit Agreement.

    (b)    The Corporate Trustee may conclusively presume that no redemption of Bonds of the Forty-ninth Series is deemed to have occurred (in the case of a Term Loan Prepayment Redemption) or is required (in the case of an Acceleration Redemption) unless and until it shall have received a written notice from the Administrative Agent, signed by a person purporting to be its duly authorized officer, stating that Term Loan has been prepaid or has been accelerated, in either case, in accordance with the Credit Agreement (a “Redemption Demand”). Each Redemption Demand also shall state (i) the date on which the Term Loan was prepaid or accelerated in accordance with the Credit Agreement, (ii) the principal amount of the Term Loan so prepaid or accelerated on such date, (iii) the principal amount of Bonds of the Forty-ninth Series that are deemed to have been redeemed or are to be redeemed on such date in accordance with this Forty-eighth Supplemental Indenture by reason of such prepayment or acceleration, and (iv) in the case of an Acceleration Redemption, the Acceleration Redemption Amount payable with respect to the Bonds of the Forty-ninth Series (determined in accordance with this Forty-eighth Supplemental Indenture) and setting forth the amounts of the respective portions thereof representing principal of and interest on the Bonds of the Forty-ninth Series. The Corporate Trustee may conclusively presume the statements contained in each Redemption Demand to be correct (and the Corporate Trustee shall be fully protected in relying thereon).
    (c)    The Corporate Trustee may conclusively presume that no rescission or annulment of an Acceleration Redemption (in respect of which the Corporate Trustee has received a Redemption Demand) is required unless and until it shall have received a written notice from the Administrative Agent, signed by a person purporting to be its duly authorized officer, stating that the acceleration of the Term Loan has been rescinded or annulled in accordance with the Credit Agreement or otherwise (a “Rescission Notice”). Each Rescission Notice also shall state the date on which the acceleration of the Term Loan was rescinded or annulled in accordance with the Credit Agreement or otherwise and, as consequence, the redemption of the Bonds of the Forty-ninth Series was rescinded or annulled in accordance with this Forty-eighth Supplemental Indenture. The Corporate Trustee may conclusively presume the statements contained in any Rescission Notice to be correct (and the Corporate Trustee shall be fully protected in relying thereon).
    (d)    Pursuant to (and by reason of the provisions of Section 9.13 of) the Credit Agreement, the Administrative Agent has agreed to submit to the Corporate Trustee (with copy to the Company) (i) a Redemption Demand with respect to, and in connection with, each event that gives rise to a redemption (deemed or actual) of Bonds of the Forty-ninth Series, and (ii) a Rescission Notice in connection with any event that gives rise to the rescission or annulment of an Acceleration Redemption. Pursuant to the Credit Agreement, the Administrative Agent has agreed to be the Holder of the Bonds of the Forty-ninth Series; following any redemption of the Bonds of the Forty-ninth Series (deemed or actual), the Administrative Agent shall be the Holder of record of one or more Bond or Bonds of the Forty-ninth Series in an aggregate principal amount equal to, but not in excess of, the aggregate principal amount of the Bonds of the Forty-ninth Series that are then Outstanding.
    (e)    Upon payment by the Company of any Term Loan Prepayment Redemption, in full or in part, or any Acceleration Redemption, Administrative Agent shall be deemed to have surrendered its right in and to that portion of the Bonds of the Forty-ninth Series which were fully or partially redeemed pursuant to the Payment Redemption or accelerated pursuant to the Acceleration Redemption. In the case of a partial prepayment, the principal amount of the Bonds of the Forty-ninth Series shall be written down in an amount equal to the amount so prepaid and Administrative Agent shall not be required to present, surrender, or exchange the Bonds of the Forty-ninth Series to the Company or Corporate Trustee for partial cancellation or exchange. Such write-down of the principal amount of the Bonds of the Forty-ninth Series shall be effected by notation on the schedule of exchanges attached to the applicable Bond, and shall be made upon delivery to the Administrative Agent (with a copy delivered to the Trustee) of a written order from the Company directing that the principal amount of the Bonds of the Forty-ninth Series be reduced in accordance with the amount prepaid. Upon receipt of such written order, the Administrative Agent shall make the appropriate notation on the schedule of exchanges attached to the applicable Bond, and such notation shall be conclusive evidence of the reduction in the outstanding principal amount of the Bonds of the Forty-ninth Series. The Administrative Agent shall deliver a copy of the Bonds of the Forty-ninth Series with such notations to the Trustee for the Trustee’s records. Administrative Agent shall not be required to mark any Bond of the Forty-ninth Series as "cancelled" solely by reason of a partial prepayment so long as the write-down has been recorded on the schedule of exchanges in accordance with this provision. Upon payment by the Company of any Term Loan Prepayment Redemption, in full, or any Acceleration Redemption, in full, Administrative Agent shall mark all Bonds of the Forty-ninth Series paid in connection with the Term Loan Prepayment Redemption or Acceleration Redemption as “cancelled” and shall provide evidence of such cancellation reasonably acceptable to the Company and Corporate Trustee.
(f)    It is expressly stated (for the avoidance of any doubt) that, notwithstanding anything herein or in any Bond of the Forty-ninth Series to the contrary (other than the provisions of subsection (h) below), each payment of principal of or interest on the Bonds of the Forty-ninth Series that becomes due and payable on any day in accordance with this Forty-ninth Supplemental Indenture (whether by reason of stated due date, acceleration, redemption or otherwise) shall correspond to, and be equal to, a payment of principal of or interest on the Term Loan that becomes due and payable on such day in accordance with the Credit Agreement.
    (g)    The obligation of the Company to make each payment of principal of or interest on the Bonds of the Forty-ninth Series that becomes due and payable in accordance with this Forty-eighth Supplemental Indenture (A) shall be fully satisfied and discharged if the corresponding payment of the principal of or interest on the Term Loan shall have been fully paid under and in accordance with the Credit Agreement, and (B) shall be partially satisfied and discharged if the corresponding payment of the principal of or interest on the Term Loan shall have been partially paid under and in accordance with the Credit Agreement. The Corporate Trustee may conclusively presume that the obligation of the Company to make payments with respect to the principal of and interest on the Bonds of the Forty-ninth Series has been fully satisfied and discharged unless and until the Corporate Trustee shall have received a written notice from the Administrative Agent, signed by a person purporting to be its duly authorized officer, stating (i) that the Company has failed to make timely payment in full or in part of an amount of principal of and/or interest on the Term Loan which became due and payable in accordance with the Credit Agreement, (ii) the amount and date of such payment of principal of and/or interest on the Term Loan which the Company has failed to make in accordance with the Credit Agreement, and (iii) the amount of principal of and/or interest on the Bonds of the Forty-ninth Series which, in accordance with this Forty-eighth Supplemental Indenture, has not been satisfied and discharged by reason of such failure of the Company. The Corporate Trustee may conclusively presume the statements contained in any such notice from the Administrative Agent to be correct unless and until the Corporate Trustee shall receive a subsequent and/or modified notice from the Administrative Agent pursuant to and in accordance with this provision and the Corporate Trustee shall be fully protected in relying thereon. Without limitation of the foregoing, and for the avoidance of any doubt, it is expressly stated that the Corporate Trustee shall not be responsible for (i) the calculation of interest on the Bonds of the Forty-ninth Series, or (ii) the determination of any amount (including, without limitation, any principal of or interest on the Term Loan) that is payable or paid under the Credit Agreement.
(h)    Nothing herein or in any of the Bonds of the Forty-ninth Series shall, or shall be deemed or construed to, (A) increase the aggregate principal amount of the Bonds of the Forty-ninth Series that are Outstanding from time to time, (B) cause or permit an amount of principal of the Bonds of the Forty-ninth Series to be or to become due and payable which, when added to all other principal of such Bonds theretofore paid, exceeds $225,000,000, or (C) cause or permit to be or to become due and payable interest on the Bonds of the Forty-ninth Series which is payable on any principal of the Bonds of the Forty-ninth Series that is in excess of the principal of the Bonds of the Forty-ninth Series as restricted pursuant to the preceding clauses (A) and (B).
ARTICLE II
[RESERVED]
ARTICLE III
Definitions
    The following terms shall have the meanings provided herein for all purposes of this Supplemental Indenture, unless the context clearly requires otherwise (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
    “Holder” means a Person in whose name a Bond is registered.
    “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, association, joint-stock company, trust, joint venture, government, or any agency or political subdivision thereof or any other entity.
ARTICLE IV
Reservation of Right to Make Amendments
    Section 4.01    The Company reserves the right, without any consent or other action by the Holders of Bonds of the Forty-ninth Series, or bonds of any subsequent series, to make such amendments to the Mortgage (as supplemented) as shall be necessary in order to cause there to be excluded from the Mortgaged and Pledged Property and the Lien of the Mortgage (as supplemented) at all times, including, without limitation, in the event and following the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage (as supplemented) by reason of the occurrence of a Default as defined in Section 65 thereof, all of the Company’s right, title and interest, whenever arising or acquired, in, to and under all accounts (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York), all accounts receivable, all payments for goods sold or leased or for services rendered (whether or not they have been earned by performance), all rights in any merchandise or goods which any of the foregoing may represent, all rights, title, security and guaranties with respect to any or all of the foregoing, and all proceeds (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) of, and all collections from or with respect to, any or all of the foregoing.
ARTICLE V
Amendments to Mortgage
    Section 5.01.    So long as any of the Bonds of the Forty-ninth Series remain Outstanding, Section 7 of the Mortgage is amended by adding at the end thereof the following additional paragraphs:
    If any bonds Outstanding at the date of a Net Earning Certificate (except any for the refunding of which the bonds applied for are to be issued) or any bonds then applied for in pending applications (including the application in connection with which such Net Earning Certificate is made) bear or are to bear interest at a variable rate or variable rates such that the interest requirements with respect to such bonds for any twelve (12) month period prior to the stated maturity date of such bonds are not determinable at the date of such Net Earning Certificate (any such bonds being referred to as “Variable Rate Bonds”), then (in lieu of setting forth the Annual Interest Requirements (as otherwise prescribed by this Section 7), such Net Earning Certificate shall set forth (i) the sum of the amounts required by clauses (i) through (iv) of paragraph (B) of this Section 7 (in the case of such clauses (i) and (ii), excluding the interest requirements in respect of the Variable Rate Bonds) (the sum of such amounts being referred to herein and to be referred to in such Net Earning Certificate as the “Fixed Rate Interest Amount”), and (ii) the amount (referred to herein and to be referred to in such Net Earning Certificate as the “Maximum Permitted Variable Rate Interest Amount”) by which (x) one-half of the Adjusted Net Earnings of the Company set forth in such Net Earning Certificate, exceeds (y) the Fixed Rate Interest Amount set forth in such Net Earning Certificate. The Maximum Permitted Variable Rate Interest Amount shall be calculated based upon the variable rate as of the date of the issuance of such Variable Rate Bonds. Such Net Earning Certificate shall be deemed for all purposes of the Mortgage (including, without limitation, Sections

26, 28 and 29 of the Mortgage) to show Adjusted Net Earnings of the Company to be as required by Section 27 of the Mortgage.
    If the Company is a successor corporation (within the meaning of Section 86 of this Indenture), the “Adjusted Net Earnings of the Company” as set forth in each Net Earning Certificate shall be calculated as described in the last two sentences of Section 86 of this Indenture.
    Section 5.02.    So long as any of the Bonds of the Forty-ninth Series remain Outstanding, Section 27 of the Mortgage is amended by adding at the end thereof the following additional sentence:
As described in the penultimate paragraph of Section 7 hereof, and subject to the conditions therein specified, a Net Earning Certificate shall be deemed to show Adjusted Net Earnings of the Company to be as required by this Section 27 (without any necessity for such Net Earning Certificate to specify Annual Interest Requirements).
    Section 5.03.    So long as any of the Bonds of the Forty-ninth Series are Outstanding, Section 86 of the Mortgage is amended by adding at the end thereof the following additional sentences:
For the avoidance of any doubt, it is expressly stated that in the event that a successor corporation (having succeeded to and having been substituted for the Company in accordance with this Section 86) shall exercise any right under this Indenture (whether as to the issuance of additional bonds (including, without limitation, the Bonds of the Forty-ninth Series), the withdrawal of cash, the release of property, the taking of credit under Section 39 or Section 40 hereof, or otherwise) and a Net Earning Certificate shall be required by the terms of this Indenture in connection therewith, the “Adjusted Net Earnings of the Company” shall be, and shall be stated in such Net Earning Certificate to be, the lesser of (A) the amount (for the applicable period selected in accordance with paragraph (A) of Section 7 of this Indenture) determined in accordance with paragraph (A) of Section 7 of this Indenture (and the other provisions of such Section 7 that are relevant to such paragraph) on the basis of (i) the items set forth in clauses (1), (2), (4) and (6) of paragraph (A) of such Section 7 being such portions of such items of such successor corporation as are reasonably allocated by such successor corporation to or from the Mortgaged and Pledged Property as a plant or plants and an operating system or operating systems (and if, on the date of a Net Earning Certificate, such successor corporation shall be a party to any other general or first mortgage indenture and deed of trust relating to property other than the Mortgaged and Pledged Property and the lien of such other mortgage indenture and deed of trust shall not have been discharged, such reasonable allocation shall be in a manner consistent with the manner of allocation utilized and/or to be utilized by such successor corporation in making calculations of the “Adjusted Net Earnings of the Company” (or other comparable term) under and as defined in such other mortgage indenture and deed of trust), (ii) the item set forth in clause (8) of paragraph (A) of such Section 7 being calculated without regard to income (net) derived from any electric and/or gas utility business of the successor corporation in which the Mortgaged and Pledged Property is not utilized (but otherwise in accordance with such Section 7), and (iii) the item set forth in clause (10) of paragraph (A) of such Section 7 being calculated without regard to sub-clause (b) of such clause and without regard to the proviso to such clause (but otherwise in accordance with such clause), and (B) the amount (for the applicable period selected in accordance with paragraph (A) of Section 7 of this Indenture) determined in accordance with paragraph (A) of Section 7 of this Indenture (and the other provisions of such Section 7 that are relevant to such paragraph) (without any allocation or distinction as to the derivation of the items set forth in any of the clauses of paragraph (A) of such Section 7, other than allocation or distinction between (i) the electric and/or gas utility business or businesses in which such successor corporation is engaged (whether or not the Mortgaged and Pledged Property is utilized in connection therewith), and (ii) the other business or businesses in which such successor corporation is engaged (with such other business or businesses being given effect under the items set forth in clauses (8) and (10) of paragraph (A) of such Section 7)). Each such Net Earning Certificate shall contain a statement of the signers of such Net Earning Certificate that, in the opinion of such signers, the allocations made in the calculations of “Adjusted Net Earnings of the Company” as set forth in such Net Earning Certificate are in accordance with the requirements of the preceding sentence of this Section 86.
ARTICLE VI
[RESERVED]
ARTICLE VII
Miscellaneous Provisions

Section 7.01. Subject to the amendments provided for in this Forty-eighth Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Forty-eighth Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.
Section 7.02. The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore supplemented, set forth and upon the following terms and conditions:
The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Forty-eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XVII of the Mortgage shall apply to and form part of this Forty-eighth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Forty-eighth Supplemental Indenture.
Section 7.03. Whenever in this Forty-eighth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Forty-eighth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees shall, subject as aforesaid, bind and inure to the respective benefit of the respective successors and assigns of such parties, whether so expressed or not.
Section 7.04. Nothing in this Forty-eighth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Indenture, any right, remedy or claim under or by reason of this Forty-eighth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Forty-eighth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Indenture.
Section 7.05. This Forty-eighth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 7.06. All notices and communications from a Holder to the Trustees provided for hereunder shall be in writing and sent to the Corporate Trustee (a) by telecopy if the sender on the same day sends to the Corporate Trustee a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent to the Corporate Trustee at 240 Greenwich Street, 7E, New York, New York, 10286; Attention: Corporate Trust Division – Corporate Finance Unit or at such other address as the Corporate Trustee shall have specified to the Company in writing. Notices under this Section 7.06 will be deemed given only when actually received.

    IN WITNESS WHEREOF, NORTHWESTERN CORPORATION has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its Vice Presidents, and THE BANK OF NEW YORK MELLON, in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its Vice Presidents or one of its Assistant Vice Presidents, and DIMPLE

GANDHI, for all like purposes, has hereunto set her hand, as of the day and year first above written.

NORTHWESTERN CORPORATION

By: /s/ Crystal D. Lail
Crystal D. Lail
Vice President and Chief Financial Officer

STATE OF SOUTH DAKOTA    )
                    ) ss.
COUNTY OF LINCOLN        )
    This instrument was acknowledged before me on this 20 day of May, 2026, by Crystal D. Lail, Vice President and Chief Financial Officer, of NORTHWESTERN CORPORATION, a Delaware corporation.

/s/ Chelsey Wilson
Notary Public

[SEAL]

THE BANK OF NEW YORK MELLON,
as Corporate Trustee

By: /s/ Glenn G. McKeever
Name: Glenn G. McKeever
Title: Vice President

STATE OF NEW YORK        )
                     ) ss.
COUNTY OF NEW YORK         )
    This instrument was acknowledged before me on this 20th day of May, 2026, by Dimple Gandhi,as Co-Trustee under the Mortgage and Deed of Trust Dated as of October 1, 2945, with NorthWestern Corporation.

/s/ Rafal Bar
Notary Public
[SEAL]

/s/ Dimple Gandhi
Dimple Gandhi, as Co-Trustee

STATE OF NEW YORK        )
                     ) ss.
COUNTY OF NEW YORK         )
    This instrument was acknowledged before me on this 20th day of May, 2026, by Dimple Gandhi,as Co-Trustee under the Mortgage and Deed of Trust Dated as of October 1, 2945, with NorthWestern Corporation.

/s/ Rafal Bar
Notary Public
[SEAL]

EXHIBIT A
FORM OF BOND
(FACE OF BOND)
THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED OR PLEDGED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR AN EXEMPTION THEREFROM IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.
THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR ADMINISTRATIVE AGENT UNDER THE CREDIT AGREEMENT (AS IDENTIFIED AND DEFINED BELOW).
NORTHWESTERN CORPORATION
FIRST MORTGAGE BOND, COLLATERAL (2026) SERIES DUE NOVEMBER 26, 2027

No. [_____]	$_______________

    NORTHWESTERN CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to ______________________ or its registered assigns, on November 26, 2027 (the “Term Loan Maturity Date”), in accordance with the terms of the Forty-eighth Supplemental Indenture (defined below), in each case, in such amount as is hereinafter described for such installment or such balance, as applicable, and in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay to the registered owner interest thereon as hereinafter described in like coin or currency and at such office or agency.
    This Bond is issued by the Company pursuant to the Forty-eighth Supplemental Indenture, dated as of May 1, 2026, between the Company and the Trustees (such supplemental indenture, the “Forty-eighth Supplemental Indenture”). The terms of this Bond shall be those specified herein and pursuant to the Mortgage (as hereinafter defined), as heretofore amended and supplemented, including by the Forty-eighth Supplemental Indenture.
The bonds of the series of which this bond is one have been issued to Bank of America, N.A., as administrative agent (together with its successors in such capacity, the “Administrative Agent”) under the Credit Agreement, dated as of May 27, 2026 (as amended or otherwise modified, or as waived, or as replaced in each case, from time to time in accordance with its terms, the “Credit Agreement”), between the Company, BofA Securities, Inc., BMO Bank N.A., KeyBank National Association, and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, the several lenders from time to time parties thereto (the “Lenders”), and the

Administrative Agent, to secure the obligations of the Company to pay when due the Obligations under the Credit Agreement. As used herein, “Obligations” means the obligations of the Company to pay (i) principal of and interest on the Term Loan (as defined in the Credit Agreement) and (ii) the fees due under the Credit Agreement, including without limitation those fees due pursuant to Section 5.1(f) of the Credit Agreement.

    The provisions of this Bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though set fully forth at this place.
    This Bond shall not become obligatory until The Bank of New York Mellon, the Corporate Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, NORTHWESTERN CORPORATION has caused this instrument to be signed in its corporate name by its Chairman of the Board or its President or one of its Vice-Presidents by his signature or a facsimile thereof, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by his/her signature or a facsimile thereof.
Dated: _____________________
    NORTHWESTERN CORPORATION

    By ____________________________

Attest: ____________________________

CORPORATE TRUSTEE’S AUTHENTICATION CERTIFICATE
    This Bond is one of the Bonds, of the series herein designated, described or provided for in the within-mentioned Mortgage.

Dated: _____________________    THE BANK OF NEW YORK MELLON,
     as Corporate Trustee

    By ____________________________
     Authorized Signatory

(REVERSE OF BOND)

    General
    This Bond is one of an issue of Bonds of the Company issuable in series and is one of a series known as its First Mortgage Bonds, Collateral (2026) Series due November 26, 2027, all bonds of all series issued and to be issued under and equally secured by (except in so far as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, called the “Mortgage”), dated as of October 1, 1945, executed by the Company to Guaranty Trust Company of New York (The Bank of New York Mellon, successor) and Arthur E. Burke (Dimple Gandhi, successor), as Trustees. Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds and of the Trustees in respect thereof, the duties and immunities of the Trustees and the terms and conditions upon which the bonds are, and are to be, secured and the circumstances under which additional Bonds may be issued. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage may be modified or altered by affirmative vote of the holders of at least 66 2/3% in principal amount of the bonds then outstanding under the Mortgage and, if the rights of the holders of one or more, but less than all, series of bonds then outstanding are to be affected, then also by affirmative vote of the holders of at least 66 2/3% in principal amount of the bonds then outstanding of each series of bonds so to be affected (excluding in any case bonds disqualified from voting by reason of the Company’s interest therein as provided in the Mortgage); provided that, without the consent of the holder hereof, no such modification or alteration shall, among other things, impair or affect the right of the holder to receive payment of the principal of (and premium, if any) and interest on this Bond, on or after the respective due dates expressed herein, or permit the creation of any lien equal or prior to the lien of the Mortgage or deprive the holder of the benefit of a lien on the mortgaged and pledged property.
    The principal hereof may be declared or may become due prior to the maturity date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a Default as in the Mortgage provided.
Bonds of the Forty-ninth Series shall not be transferable except to any successor Administrative Agent under the Credit Agreement. As a condition precedent to any transfer of the Bonds of the Forty-ninth Series by the Administrative Agent, the Administrative Agent shall submit to the Company, the Corporate Trustee and, if applicable, any bond registrar or transfer agent for the Bonds of the Forty-ninth Series (in addition to all other documents and instruments required to be submitted pursuant to the Mortgage) a certificate of the Administrative Agent, signed by a person purporting to be its duly authorized officer, certifying that the transferee in such transfer is a successor Administrative Agent under the Credit Agreement (and the Corporate

Trustee may conclusively presume the statements in any such certificate of the Administrative Agent to be correct and shall be fully protected in relying thereon).
Any such transfer is to be made as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, or if such office or agency is the Corporate Trust Office of the Trustee, any such office as designated by the Trustee, upon surrender and cancellation of the applicable Bond of the Forty-ninth Series, and, thereupon, a new fully registered temporary or definitive bond of the same series for a like principal amount will be issued to the transferee in exchange therefor as provided in the Mortgage. The Company and the Trustees may deem and treat the person in whose name any Bond of the Forty-ninth Series is registered as the absolute owner thereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustees shall be affected by any notice to the contrary.

As provided in the Mortgage, the Company shall not be required to make transfers or exchanges of bonds of any series for a period of ten days next preceding any interest payment date for bonds of said series, or next preceding any designation of bonds of said series to be redeemed; provided, however, that pursuant to a waiver by the Company in the Forty-eighth Supplemental Indenture, these restrictions shall not be applicable to any transfer of the Bonds of the Forty-ninth Series to a successor Administrative Agent under the Credit Agreement.

    In the manner prescribed in the Mortgage, any Bonds of this series, upon surrender thereof, for cancellation, at the office or agency of the Company in the Borough of Manhattan, The City of New York, or if such office or agency is the Corporate Trust Office of the Trustee, any such office as designated by the Trustee, are exchangeable for a like aggregate principal amount of registered Bonds of the same series of other authorized denominations.
    No recourse shall be had for the payment of the principal of or interest on this Bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this Bond and being likewise waived and released by the terms of the Mortgage.
    Capitalized terms used in this Bond shall have the meanings ascribed to them in the Forty-eighth Supplemental Indenture or in the Mortgage.
Principal
Bonds of the Forty-ninth Series shall mature on November 26, 2027 (the “Term Loan Maturity Date”), with the unpaid principal of the Bonds of Forty-ninth Series to be payable on the Term Loan Maturity Date.

Interest
    The unpaid principal amount of the Bonds of the Forty-ninth Series shall bear interest at one or more variable interest rates per annum which rate or rates for each day shall be equal to the rate or rates per annum borne by the Term Loan in accordance with the Credit Agreement for such day (calculated in the manner provided in the Credit Agreement for the calculation of interest on the Term Loan), payable on each day on which interest is payable on the Term Loan in accordance with the Credit Agreement (and in an amount equal to the amount of interest that is payable on the Term Loan on such day in accordance with the Credit Agreement) to the Administrative Agent, as the registered owner, without regard to, or necessity for, any record date.
Redemption
Bonds of the Forty-ninth Series shall be subject to redemption as follows (but shall not otherwise be or become subject to redemption, whether at the option of the holders thereof or the Company or pursuant to any other requirements or provisions of the Indenture): (A) on each day on which the Term Loan is prepaid in accordance with the Credit Agreement, Bonds of the Forty-ninth Series shall be deemed to have been redeemed in an aggregate principal amount equal to the aggregate principal amount of the Term Loan that is so prepaid on such day (a “Term Loan Prepayment Redemption”); and (B) on each day on which the Term Loan is accelerated in accordance with the Credit Agreement (an “Acceleration Redemption Date”), the entire aggregate principal amount of the Bonds of the Forty-ninth Series shall be subject to mandatory redemption by the Company (an “Acceleration Redemption”); in each case, without any necessity for notice or call by the Company or by the Corporate Trustee (such notice and call being waived by the registered owners of the Bonds of the Forty-ninth Series by the acceptance of the Bonds of the Forty-ninth Series and in connection with each Redemption Demand hereinafter described); provided, however, that in the event of a rescission or annulment of an acceleration of the Term Loan pursuant to the Credit Agreement or otherwise, the related Acceleration Redemption shall be deemed to be rescinded or annulled (without prejudice to the occurrence of another Acceleration Redemption upon and by reason of a subsequent acceleration of the Term Loan in accordance with the Credit Agreement). Acceleration Redemption of Bonds of the Forty-ninth Series on an Acceleration Redemption Date shall be at a redemption price equal to the principal amount of the Bonds of the Forty-ninth Series (without premium), together with interest accrued on said principal to and including such Acceleration Redemption Date (collectively, an “Acceleration Redemption Amount”); and such Acceleration Redemption Amount shall be due and payable on the Bonds of the Forty-ninth Series on such Acceleration Redemption Date. In the event of any failure by the Company to pay when due the Acceleration Redemption Amount with respect to an Acceleration Redemption of Bonds of the Forty-ninth Series, interest shall accrue on such unpaid Acceleration Redemption Amount at the rates of interest that accrue on the unpaid principal of and interest on the Term Loan in accordance with the Credit Agreement.

    The Corporate Trustee may conclusively presume that no redemption of Bonds of the Forty-ninth Series is deemed to have occurred (in the case of a Term Loan Prepayment Redemption) or is required (in the case of an Acceleration Redemption) unless and until it shall have received a written notice from the Administrative Agent, signed by a person purporting to be its duly authorized officer, stating that Term Loan has been prepaid or has been accelerated, in either case, in accordance with the Credit Agreement (a “Redemption Demand”). Each Redemption Demand also shall state (i) the date on which the Term Loan was prepaid or accelerated in accordance with the Credit Agreement, (ii) the principal amount of the Term Loan so prepaid or accelerated on such date, (iii) the principal amount of Bonds of the Forty-ninth Series that are deemed to have been redeemed or are to be redeemed on such date in accordance with this Forty-eighth Supplemental Indenture by reason of such prepayment or acceleration, and (iv) in the case of an Acceleration Redemption, the Acceleration Redemption Amount payable with respect to the Bonds of the Forty-ninth Series (determined in accordance with this Forty-eighth Supplemental Indenture) and setting forth the amounts of the respective portions thereof representing principal of and interest on the Bonds of the Forty-ninth Series. The Corporate Trustee may conclusively presume the statements contained in each Redemption Demand to be correct (and the Corporate Trustee shall be fully protected in relying thereon).
    The Corporate Trustee may conclusively presume that no rescission or annulment of an Acceleration Redemption (in respect of which the Corporate Trustee has received a Redemption Demand) is required unless and until it shall have received a written notice from the Administrative Agent, signed by a person purporting to be its duly authorized officer, stating that the acceleration of the Term Loan has been rescinded or annulled in accordance with the Credit Agreement or otherwise (a “Rescission Notice”). Each Rescission Notice also shall state the date on which the acceleration of the Term Loan was rescinded or annulled in accordance with the Credit Agreement or otherwise and, as consequence, the redemption of the Bonds of the Forty-ninth Series was rescinded or annulled in accordance with this Forty-eighth Supplemental Indenture. The Corporate Trustee may conclusively presume the statements contained in any Rescission Notice to be correct (and the Corporate Trustee shall be fully protected in relying thereon).
Upon payment by the Company of any Term Loan Prepayment Redemption, in full or in part, or any Acceleration Redemption, Administrative Agent shall be deemed to have surrendered its right in and to that portion of the Bonds of the Forty-ninth Series which were fully or partially redeemed pursuant to the Payment Redemption or accelerated pursuant to the Acceleration Redemption. In the case of a partial prepayment, the principal amount of the Bonds of the Forty-ninth Series shall be written down in an amount equal to the amount so prepaid and Administrative Agent shall not be required to present, surrender, or exchange the Bonds of the Forty-ninth Series to the Company or Corporate Trustee for partial cancellation or exchange. Such write-down of the principal amount of the Bonds of the Forty-ninth Series shall be effected by notation on the schedule of exchanges attached to the applicable Bond, and shall be made upon delivery to the Administrative Agent (with a copy delivered to the Trustee) of a written order from the Company directing that the principal amount of the Bonds of the Forty-ninth Series be reduced in accordance with the amount prepaid. Upon receipt of such written order, the Administrative Agent shall make the appropriate notation on the schedule of exchanges attached to the applicable Bond, and such notation shall be conclusive evidence of the reduction in the outstanding principal amount of the Bonds of the Forty-ninth Series. The Administrative Agent shall deliver a copy of the Bonds of the Forty-ninth Series with such notations to the Trustee for the Trustee’s records. Administrative Agent shall not be required to mark any Bond of the Forty-ninth Series as "cancelled" solely by reason of a partial prepayment so long as the write-down has been recorded on the schedule of exchanges in accordance with this provision. Upon payment by the Company of any Term Loan Prepayment Redemption, in full, or any Acceleration Redemption, in full, Administrative Agent shall mark all Bonds of the Forty-ninth Series paid in connection with the Term Loan Prepayment Redemption or Acceleration Redemption as “cancelled” and shall provide evidence of such cancellation reasonably acceptable to the Company and Corporate Trustee
Additional Terms
    Bonds of the Forty-ninth Series, of which this bond is one, shall be subject to the following other terms and conditions:
    (a)    It is expressly stated (for the avoidance of any doubt) that, notwithstanding anything herein or in any Bond of the Forty-ninth Series to the contrary (other than the provisions of subsection (c) below), each payment of principal of or interest on the Bonds of the Forty-ninth Series that becomes due and payable on any day in accordance with this Forty-ninth Supplemental Indenture (whether by reason of stated due date, acceleration, redemption or otherwise) shall correspond to, and be equal to, a payment of principal of or interest on the Term Loan that becomes due and payable on such day in accordance with the Credit Agreement.
    (b)    The obligation of the Company to make each payment of principal of or interest on the Bonds of the Forty-ninth Series that becomes due and payable in accordance with this Forty-eighth Supplemental Indenture (A) shall be fully satisfied and discharged if the corresponding payment of the principal of or interest on the Term Loan shall have been fully paid under and in accordance with the Credit Agreement, and (B) shall be partially satisfied and discharged if the corresponding payment of the principal of or interest on the Term Loan shall have been partially paid under and in accordance with the Credit Agreement.
(c)    Nothing herein or in any of the Bonds of the Forty-ninth Series shall, or shall be deemed or construed to, (A) increase the aggregate principal amount of the Bonds of the Forty-ninth Series that are Outstanding from time to time, (B) cause or permit an amount of principal of the Bonds of the Forty-ninth Series to be or to become due and payable which, when added to all other principal of such Bonds theretofore paid, exceeds $225,000,000, or (C) cause or permit to be or to become due and payable interest on the Bonds of the Forty-ninth Series which is payable on any principal of the Bonds of the Forty-ninth Series that is in excess of the principal of the Bonds of the Forty-ninth Series as restricted pursuant to the preceding clauses (A) and (B).

SCHEDULE OF EXCHANGES
Attached to and forming a part of First Mortgage Bond, Forty-ninth Series
Initial Principal Amount: $225,000,000
The following exchanges, write-downs, and reductions in the principal amount of this Bond have been made in accordance with the terms of the Forty-eighth Supplemental Indenture:

Date of Write-Down	Principal Amount Reduced	Remaining Outstanding Principal Amount	Authorization (Company Order Reference)	Notation Made By (Name and Title of Authorized Officer of Administrative Agent)	Signature of Authorized Officer of Administrative Agent

Each notation set forth above has been made in accordance with a written order from the Company delivered to the Administrative Agent pursuant to the terms of the Forty-eighth Supplemental Indenture, and each such notation constitutes conclusive evidence of the reduction in the outstanding principal amount of this Bond as of the date indicated.